UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BigBear.ai Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ADJOURNED SPECIAL MEETING OF STOCKHOLDERS

Special Meeting of Stockholders to be Reconvened on April 11, 2025

NOTICE IS HEREBY GIVEN that the special meeting (the “Special Meeting”) of BigBear.ai Holdings, Inc. (“BigBear.ai,” the “Company,” “we,” “us,” or “our”), which was convened on March 31, 2025 and adjourned due to a lack of quorum, will reconvene on Friday, April 11, 2025, 2:00 p.m. Eastern Time, solely by means of remote communication at the same meeting location of https://www.cstproxy.com/bigbearai/sm2025.

The meeting will be held for the purposes set forth in the Notice of Special Meeting of Stockholders, dated March 13, 2025 (the “Original Notice”), included in the definitive proxy statement, filed on March 13, 2025 (the “Proxy Statement”). As set forth in the Original Notice, the Board of Directors of the Company fixed the close of business on February 28, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. The record date remains the same for the April 11, 2025 reconvened meeting.

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote: “FOR” Proposal 1 to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of our common stock upon the conversion of our 6.00% Convertible Senior Secured Notes due 2029 (the “New Convertible Notes”) as well as the issuance of shares of our common stock at our option in lieu of cash interest payments on the New Convertible Notes; and “FOR” Proposal 2 to approve of the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

Proxies previously submitted will be voted at the reconvened meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted and who do not wish to change their vote do not need to take any action.

If you have not voted and are a registered holder, please vote now over the Internet at www.cstproxyvote.com. You can also find additional information on how to vote your shares in the section entitled “Information About the Special Meeting and Voting” beginning on page 4 of the Proxy Statement. You can vote electronically until 11:59 p.m. Eastern Time on April 10, 2025.

If your shares are held through a bank, broker or other holder of record, please follow the instructions you received from such bank, broker or other holder of record for your shares to be voted.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor, Sodali & Co., at: (800) 662-5200 (toll-free) or +1 (203) 658-9400 (outside of North America) or by email at BBAI@info.morrowsodali.com.

March 31, 2025

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